Exhibit 99.1

NEWS

FOREST OIL CORPORATION	FOR FURTHER INFORMATION
707 17th STREET, SUITE 3600	CONTACT: LARRY C. BUSNARDO
DENVER, COLORADO 80202	VP – INVESTOR RELATIONS
303.812.1441

FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES FIRST QUARTER 2014 RESULTS

First Quarter 2014 Average Net Sales Volumes of 105 MMcfe/d (68% Natural Gas, 32% Liquids)

Completed Six Eagle Ford Wells with a 30-Day Average Gross Production Rate of 418 Boe/d (93% oil)

Eagle Ford Drilling and Completion Costs Averaged Approximately $4.5 Million Per Well in the First Quarter 2014

Completed a Liquids-Rich Cotton Valley Well with a 30-Day Average Gross Production Rate of 7 MMcfe/d; Drilled and Completed for Less Than $7 Million

DENVER, COLORADO – May 6, 2014 - Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced financial and operational results for the first quarter of 2014.

For the three months ended March 31, 2014, Forest reported a net loss of $21 million, or $(0.18) per diluted share, compared to net earnings of $106 million, or $0.89 per share in the fourth quarter of 2013. Net loss for the first quarter of 2014 included the following items:

•	Unrealized losses on derivative instruments of $8 million

•	Rig lease buyout/stacking costs of $5 million

•	Write-off of debt issuance costs of $3 million

•	Employee-related asset disposition costs of $1 million

•	Loss on asset disposition of $1 million

Without the effect of these items, Forest’s results for the first quarter were as follows:

•	Adjusted net loss of $3 million, or $(0.02) per diluted share

•	Adjusted EBITDA of $35 million

•	Adjusted discretionary cash flow of $21 million

Management Comment

Patrick R. McDonald, President and CEO, stated, “We are pleased with the operational execution and cost discipline that was exhibited by our team during the first quarter. We made further and significant progress in lowering drilling costs through improvements in the efficiencies of our operations and enhancements of completion designs, which continues to translate into lower costs in each of our operating areas.

“We are nearly complete with merging and reprocessing our 3D seismic surveys within the small portion of the Eagle Ford field where the reprocessing was required, and are pleased that it has progressed as anticipated. As previously indicated, the reprocessed data will be available by the third quarter. In the Ark-La-Tex, we increased further our level of activity from the first quarter with the recent addition of a third drilling rig in mid-April.

“We believe that operational execution and continued financial discipline will be instrumental in our ability to meet the strategic objectives we have outlined and allow us to deliver on our 2014 operating plan. As we move forward into 2014, we will continue to manage prudently our drilling program to focus on the highest risk-adjusted rate-of-return projects. The progress shown in the first quarter provides us with a good start to 2014.”

Average Net Sales Volumes, Average Realized Prices, and Revenues

Forest’s average net sales volumes for the three months ended March 31, 2014, were 105 MMcfe/d (68% natural gas, 32% liquids), which was within the provided guidance range of 105 – 110 MMcfe/d. Forest began the first quarter operating three rigs and ended the quarter operating four rigs. Beginning in mid-April, Forest is operating five rigs, including three rigs in East Texas and two rigs in the Eagle Ford. With the increased rig count, we expect that average net sales volumes will be sequentially higher on a quarterly basis for the remainder of the year, particularly in the third and fourth quarters of 2014.

The following table details the components of average net sales volumes, average realized prices, and revenues for the three months ended March 31, 2014:

	Three Months Ended March 31, 2014
	Gas (MMcf/d)	Oil (MBbls/d)	NGLs (MBbls/d)	Total (MMcfe/d)

Average Net Sales Volumes	71.5	3.6	2.0	105.1

Average Realized Prices	Gas ($/Mcf)	Oil ($/Bbl)	NGLs ($/Bbl)	Total ($/Mcfe)

Average realized prices not including realized derivative losses	$4.38	$93.04	$33.45	$6.81
Realized losses on NYMEX derivatives	(0.53)	(3.17)	—	(0.47)

Average realized prices including realized derivative losses	$3.84	$89.88	$33.45	$6.34

Revenues (in thousands)	Gas	Oil	NGLs	Total

Revenues not including realized derivative losses	$28,171	$30,332	$5,954	$64,457
Realized losses on NYMEX derivatives	(3,428)	(1,032)	—	(4,460)

Revenues including realized derivative losses	$24,743	$29,300	$5,954	$59,997

Total Cash Costs

Forest’s total cash costs for the first quarter of 2014, excluding stock-based compensation and employee-related asset disposition costs, decreased 21% to $42 million, compared to $53 million in the fourth quarter of 2013. Total cash costs on a per-unit basis were higher compared to the fourth quarter of 2013 as a result of lower equivalent production volumes following the sale of the Texas Panhandle assets during the fourth quarter of 2013. The Company expects to see a reduction in per unit lease operating expense over the coming quarters as production volumes are expected to increase for the remainder of the year in conjunction with the increased level of drilling activity.

The following table details the components of total cash costs for the comparative periods:

	Three Months Ended
	March 31, 2014	Per Mcfe	December 31, 2013	Per Mcfe
	(In thousands, except per-unit amounts)
Lease operating expenses	$14,510	$1.53	$17,059	$1.13
Production and property taxes	3,225	0.34	2,945	0.19
Transportation and processing costs	2,515	0.27	2,727	0.18
General and administrative expense (excluding stock-based compensation and employee-related asset disposition costs of $1,387 and $6,485, respectively)	6,853	0.72	5,448	0.36
Interest expense	16,011	1.69	24,790	1.64
Current income tax benefit	(1,214)	(0.13)	(245)	(0.02)

Total cash costs	$41,900	$4.43	$52,724	$3.48

Total cash costs is a non-GAAP measure that is used by management to assess the Company’s cash operating performance. Forest defines total cash costs as all cash operating costs, including production expense; general and administrative expense (excluding stock-based compensation and employee-related asset disposition costs); interest expense; and current income tax benefit.

Total Capital Expenditures

Forest’s exploration and development capital expenditures for the three months ended March 31, 2014 and December 31, 2013, are set forth in the table below (in thousands):

	Three Months Ended
	March 31, 2014	December 31, 2013

Exploration and development	$37,250	$41,732
Non-drilling capital (capitalized overhead, seismic, and other)	7,968	9,114
Land and leasehold acquisitions	88	1,933

	45,306	52,779

Add:
ARO, capitalized interest, and capitalized equity compensation	582	6,198

Total capital expenditures	$45,888	$58,977

Exploration and development capital for the three months ended March 31, 2014 was $37 million compared to Forest’s full year 2014 guidance of $260 million to $270 million. First quarter exploration and development capital was lower than the fourth quarter of 2013 as Forest began the first quarter operating three rigs and ended the quarter operating four rigs. In mid-April, Forest increased its operated rig count to five rigs, including three rigs in East Texas and two rigs in the Eagle Ford. Accordingly, exploration and development capital is anticipated to be higher on a quarterly basis for the remainder of the year.

OPERATIONAL PROJECT UPDATE

Eagle Ford

Highlighting drilling activity since the last earnings release, six gross (three net) wells were completed across the southern extent of the Eagle Ford field and placed on production with an average 30-day gross production rate of 418 Boe/d (93% oil or 386 Bbls/d). The average lateral length of the wells drilled in the first quarter was 4,099 feet as four wells required shorter-than-average laterals due to lease configurations. When normalized to the 2013 average lateral length of 5,166 feet, the 30-day average gross production rate for the six wells completed in the first quarter was approximately 525 Boe/d (93% oil or 488 Bbls/d), which compares favorably to the 2013 average 30-day gross production rate of 408 Boe/d (95% oil).

Forest also achieved significant cost reductions for the wells drilled during the first quarter through operational synergies and implementing a modified completion technique that, when combined with the shorter laterals, lowered drilling and completion costs to approximately $4.5 million per well. This compares to a 2013 average of $6.0 million per well.

Net sales volumes from the Eagle Ford averaged approximately 3,025 Boe/d in the first quarter, which was a 3% sequential increase over the fourth quarter of 2013.

Ark-La-Tex

Consistent with what the Company outlined in last quarter’s operational update, Forest increased drilling activity targeting the liquids-rich Cotton Valley formation in East Texas during the first quarter with the addition of a second rig in late-February. A third drilling rig was added in mid-April.

Highlighting drilling activity since the last earnings release, a Cotton Valley well was completed in Rusk County, Texas that had a 30-day average gross production rate of 7 MMcfe/d and a completed well cost below $7 million. This compares to the 2013 average of $8.5 million per well. The Company is currently operating two rigs in Rusk County and a third rig in Panola County, Texas.

Net sales volumes for the Ark-La-Tex averaged approximately 87 MMcfe/d in the first quarter of 2014.

NON-GAAP FINANCIAL MEASURES

Adjusted Net (Loss) Earnings

In addition to reporting net loss as defined under generally accepted accounting principles (GAAP), Forest also presents adjusted net (loss) earnings, which is a non-GAAP performance measure. Adjusted net (loss) earnings consist of net loss after adjustment for those items shown in the table below. Adjusted net (loss) earnings does not represent, and should not be considered an alternative to, GAAP measurements such as net loss (its most comparable GAAP financial measure), and Forest’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items shown below, Forest believes that the measure is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in the oil and gas industry. Forest’s management does not view adjusted net (loss) earnings in isolation and also uses other measurements, such as net loss and revenues, to measure operating performance. The following table provides a reconciliation of net loss, the most directly comparable GAAP measure, to adjusted net (loss) earnings for the periods presented (in thousands):

	Three Months Ended March 31,
	2014 (1)	2013 (2)

Net loss	$(21,007)	$(67,948)
Change in valuation allowance on deferred tax assets associated with net loss and adjusting items	—	24,585
Employee-related asset disposition costs, net of tax	721	4,263
Rig lease buyout/stacking costs, net of tax	5,184	1,940
Loss on debt extinguishment, net of tax	—	16,107
Write-off of debt issuance costs	3,323	—
Loss on asset disposition	794	—
Unrealized losses on derivative instruments, net of tax	8,391	24,481

Adjusted net (loss) earnings	$(2,594)	$3,428

Earnings attributable to participating securities	—	(97)

Adjusted net (loss) earnings for diluted (loss) earnings per share	$(2,594)	$3,331

Weighted average number of diluted shares outstanding	116,838	115,655

Adjusted diluted (loss) earnings per share	$(0.02)	$0.03

(1)	The tax rate used for the three months ended March 31, 2014 was 0%
(2)	The tax rate used for the three months ended March 31, 2013 was 36.12%

Adjusted EBITDA

In addition to reporting net loss as defined under GAAP, Forest also presents adjusted net earnings before interest, income taxes, depreciation, depletion, amortization, and certain other items (adjusted EBITDA), which is a non-GAAP performance measure. Adjusted EBITDA consists of net loss after adjustment for those items shown in the table below. Adjusted EBITDA does not represent, and should not be considered an alternative to, GAAP measurements such as net loss (its most comparable GAAP financial measure), and Forest’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items shown below, Forest believes the measure is useful in evaluating its fundamental core operating performance. Forest also believes that adjusted EBITDA is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in the oil and gas industry. Forest’s management uses adjusted EBITDA to manage its business, including in preparing its annual operating budget and financial projections. Forest’s management does not view adjusted EBITDA in isolation and also uses other measurements, such as net loss and revenues, to measure operating performance. The following table provides a reconciliation of net loss, the most directly comparable GAAP measure, to adjusted EBITDA for the periods presented (in thousands):

	Three Months Ended March 31,
	2014	2013

Net loss	$(21,007)	$(67,948)
Income tax (benefit) expense	(1,214)	337
Interest expense	16,011	36,128
Depreciation, depletion, and amortization	21,415	48,543
Unrealized losses on derivative instruments, net	8,391	38,311
Stock-based compensation	794	3,647
Accretion of asset retirement obligations	513	1,244
Loss on asset disposition, net	794	—
Write-off of debt issuance costs	3,323	—
Employee-related asset disposition costs	579	5,821
Loss on debt extinguishment	—	25,223
Rig lease buyout/stacking costs	5,184	3,038

Adjusted EBITDA (1)	$34,783	$94,344

(1)	The decrease in adjusted EBITDA was primarily due to oil and natural gas property divestitures completed during 2013.

Adjusted Discretionary Cash Flow

In addition to reporting net cash provided by operating activities as defined under GAAP, Forest also presents adjusted discretionary cash flow, which is a non-GAAP liquidity measure. Adjusted discretionary cash flow consists of net cash provided by operating activities after adjustment for those items shown in the table below. This measure does not represent, and should not be considered an alternative to, GAAP measurements such as net cash provided by operating activities (its most comparable GAAP financial measure), and Forest’s calculations thereof may not be comparable to similarly titled measures reported by other companies. Forest’s management uses adjusted discretionary cash flow as a measure of liquidity and believes it provides useful information to investors because it assesses cash flow from operations before changes in operating assets and liabilities, which fluctuate due to the timing of collections of receivables and the settlements of liabilities, and other items. Forest’s management uses adjusted discretionary cash flow to manage its business, including in preparing its annual operating budget and financial projections. This measure does not represent the residual cash flow available for discretionary expenditures. Forest’s management does not view adjusted discretionary cash flow in isolation and also uses other measurements, such as net cash provided by operating activities, to measure operating performance. The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to adjusted discretionary cash flow for the periods presented (in thousands):

	Three Months Ended March 31,
	2014	2013

Net cash provided by operating activities	$8,846	$34,322

Changes in operating assets and liabilities:
Accounts receivable	(135)	(265)
Other current assets	1,764	1,109
Accounts payable and accrued liabilities	11,533	14,697
Accrued interest and other	(10,541)	53
Employee-related asset disposition costs (1)	579	5,821
Rig lease buyout/stacking costs (1)	8,794

Adjusted discretionary cash flow (2)	$20,840	$55,737

(1)	The employee-related asset disposition costs and rig lease buyout/stacking costs are non-recurring cash-settled items. Including the effect of these items, adjusted discretionary cash flow would have been $11 million and $50 million for the three months ended March 31, 2014 and 2013, respectively.
(2)	The decrease in adjusted discretionary cash flow was primarily due to oil and natural gas property divestitures completed during 2013.

Net Debt

In addition to reporting total debt as defined under GAAP, Forest also presents net debt, which is a non-GAAP debt measure. Net debt consists of the principal amount of debt adjusted for cash and cash equivalents at the end of the period. Forest’s management uses net debt to assess Forest’s indebtedness.

The following table sets forth the components of net debt (in thousands):

	March 31, 2014		December 31, 2013
	Principal	Book(1)	Principal	Book(1)
Credit facility	$—	$—	$—	$—
7 1/4% Senior notes due 2019	577,914	578,084	577,914	578,092
7 1/2% Senior notes due 2020	222,087	222,087	222,087	222,087

Total debt	800,001	800,171	800,001	800,179

Less: cash and cash equivalents	48,328	48,328	66,192	66,192

Net debt	$751,673	$751,843	$733,809	$733,987

(1)	Book amounts include the principal amount of debt adjusted for unamortized premiums on the issuance of certain senior notes of $0.2 million at March 31, 2014 and December 31, 2013.

TELECONFERENCE CALL

Forest will not host the conference call previously scheduled for Wednesday, May 7, 2014 at 7:00 AM MT. Forest expects to file its quarterly report Form 10-Q with the Securities and Exchange Commission on May 6, 2014.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, intends, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should, or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, timing and terms of any divestitures, and other forward-looking statements relating to Forest are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of liquids and natural gas.

These risks relating to Forest include, but are not limited to, oil and natural gas price volatility, its level of indebtedness, its ability to replace production, its ability to compete with larger producers, environmental risks, drilling and other operating risks, regulatory changes, credit risk of financial counterparties, risks of using third-party transportation and processing facilities, the decision to sell or offer for sale, or to determine not to sell any portion of its assets, the ability to enter into agreements relating to such sales on desirable terms or at all, the timing of any such agreements, the ability to consummate any such sales, the ability to realize the anticipated benefits of any such sales, the ability to determine the use of proceeds from any such sales, the ability to determine whether to reduce outstanding indebtedness and the amount and timing of any such reductions, and other risks as described in reports that Forest files with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any of these factors could cause Forest’s actual results and plans to differ materially from those in the forward-looking statements.

*****

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in the United States. Forest’s principal reserves and producing properties are located in the United States in Arkansas, Louisiana, Oklahoma, and Texas. Forest’s common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.

May 6, 2014

FOREST OIL CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2014	December 31, 2013
	(In thousands)
ASSETS

Current assets:
Cash and cash equivalents	$48,328	$66,192
Accounts receivable	32,840	35,654
Derivative instruments	713	5,192
Other current assets	23,871	6,756

Total current assets	105,752	113,794

Net property and equipment	841,718	818,569

Deferred income taxes	1,762	2,230
Goodwill	134,434	134,434
Derivative instruments	2,216	400
Other assets	16,305	48,525

	$1,102,187	$1,117,952

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$149,525	$141,107
Accrued interest	13,445	6,654
Derivative instruments	9,598	4,542
Deferred income taxes	1,762	2,230
Other current liabilities	5,847	12,201

Total current liabilities	180,177	166,734

Long-term debt	800,171	800,179
Asset retirement obligations	24,337	22,629
Derivative instruments	672	—
Other liabilities	61,945	73,941

Total liabilities	1,067,302	1,063,483

Shareholders’ equity:
Common stock	11,910	11,940
Capital surplus	2,556,277	2,554,997
Accumulated deficit	(2,523,077)	(2,502,070)
Accumulated other comprehensive loss	(10,225)	(10,398)

Total shareholders’ equity	34,885	54,469

	$1,102,187	$1,117,952

FOREST OIL CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2014	2013
	(In thousands, except per share amounts)

Revenues:
Oil, gas, and NGL sales	$64,457	$118,042
Interest and other	737	132

Total revenues	65,194	118,174

Costs, expenses, and other:
Lease operating expenses	14,510	21,204
Production and property taxes	3,225	2,216
Transportation and processing costs	2,515	3,280
General and administrative expense	8,240	20,014
Depreciation, depletion, and amortization	21,415	48,543
Interest expense	16,011	36,128
Realized and unrealized losses on derivative instruments, net	12,851	25,580
Other, net	8,648	28,820

Total costs, expenses, and other	87,415	185,785

Loss before income taxes	(22,221)	(67,611)
Income tax (benefit) expense	(1,214)	337

Net loss	$(21,007)	$(67,948)

Basic and diluted weighted average shares outstanding	116,838	115,655

Basic and diluted loss per common share	$(0.18)	$(0.59)

FOREST OIL CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2014	2013
	(In thousands)
Operating activities:
Net loss	$(21,007)	$(67,948)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion, and amortization	21,415	48,543
Unrealized losses on derivative instruments, net	8,391	38,311
Stock-based compensation	794	3,647
Loss on debt extinguishment	—	25,223
Other, net	1,874	2,140
Changes in operating assets and liabilities:
Accounts receivable	135	265
Other current assets	(1,764)	(1,109)
Accounts payable and accrued liabilities	(11,533)	(14,697)
Accrued interest and other	10,541	(53)

Net cash provided by operating activities	8,846	34,322

Investing activities:
Capital expenditures for property and equipment:
Exploration, development, leasehold, and acquisition costs	(46,380)	(101,665)
Other property and equipment	(3,520)	(268)
Proceeds from sales of assets	2,239	313,805

Net cash (used) provided by investing activities	(47,661)	211,872

Financing activities:
Proceeds from bank borrowings	—	202,000
Repayments of bank borrowings	—	(127,000)
Redemption of senior notes	—	(321,315)
Change in bank overdrafts	21,664	590
Other, net	(713)	(300)

Net cash provided (used) by financing activities	20,951	(246,025)

Net (decrease) increase in cash and cash equivalents	(17,864)	169
Cash and cash equivalents at beginning of period	66,192	1,056

Cash and cash equivalents at end of period	$48,328	$1,225